WILMER, CUTLER & PICKERING
                              2445 M Street, N.W.
                          Washington, D.C. 20037-1420
                            Telephone (202) 663-6000
                            Facsimile (202) 663-6363


                                November 18, 1999


Aether Systems, Inc.
11460 Cronridge Drive, Suite 106
Owings Mills, Maryland  21117

                  Re:    Aether Systems, Inc. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

                  We have acted as counsel to Aether Systems, Inc., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), to be issued under the Company's 1999 Equity Incentive Plan (the "1999 Plan").

                  For the purposes of this opinion, we have examined and relied upon the following documents, as certified by the Secretary of the Company on November, as then being complete, accurate and in effect:

                  (1)      a copy of the 1999 Plan; and

                  (2) a copy of the Resolutions of the Board of Directors dated September 20, 1999 adopting the Plan.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have assumed the accuracy of the foregoing certifications, on which we are relying, and have made no independent investigation thereof.

                  Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the


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Aether Systems, Inc.
November 18, 1999
Page 2


assumptions, qualifications, limitations, and exceptions set forth in this letter, we are of the opinion that: (a) the Shares have been lawfully and duly authorized; and (b) such Shares will be validly issued, fully paid, and nonassessable upon payment of the purchase price established under the 1999 Plan.

                  This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the Laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations, and orders thereunder that are currently in effect.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with the filing of the Registration Statement on or about November 19, 1999, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Sincerely,

                                            WILMER, CUTLER & PICKERING



                                            By:  /s/ R. Scott Kilgore
                                                 ----------------------------
                                                  R. Scott Kilgore, a partner